UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2015

VAALCO Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32167	76-0274813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9800 Richmond Avenue, Suite 700 Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 623-0801

Not Applicable

(Former Name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01Other Events

On November 16, 2015, VAALCO Energy, Inc. (the “Company”) issued a press release describing its communication, dated as of November 16, 2015, to the stockholder group consisting of Group 42, Inc. and Bradley L. Radoff, together with other participants (collectively, the “Group 42−BLR Group”). The Company’s communication was in response to the Group 42−BLR Group’s proposed solicitation of stockholder written consents to remove four duly elected members of the Company’s Board of Directors (the “Board”). Included in the press release is a copy of the Company’s communication to the Group 42−BLR Group.

The Company’s communication, as described in the press release, noted that the proposed action by the Group 42−BLR Group to remove directors without cause conflicts with the Company’s certificate of incorporation (the “Charter”), which provides that directors may be removed only for cause. The Company noted that, under the Charter, the Group 42−BLR Group’s removal proposal is not a proper matter for stockholder action and that the Company is therefore obliged to consider any purported stockholder action with respect to the removal proposal null and void.

As described in the press release, the Company offered to hold a special meeting in December 2015 (the “Special Meeting”) to submit to the vote of the stockholders a proposal to amend the Charter to provide for the removal of directors without cause. The Board would commit to approve such Charter amendment if the stockholders approve the proposal at the Special Meeting. In addition, the Board offered to submit to the vote of the stockholders all other proposals contained in the Group 42−BLR Group’s preliminary consent solicitation statement, dated as of November 6, 2015.

The press release additionally noted that the Company reiterates its previous offer to the Group 42−BLR Group to appoint one Group 42−BLR Group nominee to the Board.

A copy of the press release issued by the Company is filed herewith as Exhibit 99.1 and is incorporated herein by reference in its entirety.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description
99.1	Press Release of VAALCO Energy, Inc. dated November 16, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAALCO Energy, Inc.
(Registrant)

Date: November 16, 2015	By:	/s/ Eric J. Christ
Eric J. Christ Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

4
Exhibit Number	Description
99.1	Press Release of VAALCO Energy, Inc. dated November 16, 2015